Exhibit 10.29

Gensym Corporation

OEM AGREEMENT

This OEM Agreement (the “Agreement”) is dated as of the last date following the signatures hereto (the “Agreement Date”), and is entered by and between Gensym Corporation, a Delaware corporation with its principal address of 52 Second Avenue, Burlington, Massachusetts 01803 (“Gensym”) and Integration Objects, an Offshore Tunisian corporation with its principal offices at Immeuble Carthago c/o AMEX, les Berges-du-Lac, 2045 Tunis, Tunisia.

WHEREAS, Integration Objects provides (i) connectivity solutions to improve interoperability between systems and integration of information, data communications and storage; and (ii) consulting services relating to C++, VB, Java, databases and web technology;

WHEREAS, Integration Objects has developed the Licensed Software and desires to license the Licensed Software to Gensym for distribution in accordance with the terms hereof; and

WHEREAS, Gensym desires to license the Licensed Software from Integration Objects for distribution in accordance with the terms hereof;

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties hereby agree as follows.

1.	Definitions.

1.1 “Documentation” means the user manuals, handbooks and other written or electronic material relating to the Licensed Software delivered by Integration Objects to Gensym.

1.2 “Licensed Product” means the Licensed Software and Documentation related thereto.

1.3 “Licensed Software” means the G2-OPC Client Bridge software developed by Integration Objects that is compliant with: (1) the latest released version of OPC CLIENT; (2) the last two releases of G2; (3) the G2 Installer; (4) all OPC CLIENT-compatible operating systems; and (5) the mechanisms by which Matrikon’s OPC CLIENT Link product interfaces to G2 and OPC Server in Object Code Form. Licensed Software includes any Updates and/or Upgrades made by or for Integration Objects.

1.4 “Object Code Form” means a form of software code resulting from the translation or processing of software code in Source Code Form by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

1.5 “Source Code Form” means a form in which a computer program’s logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated.

1.6 “Updates” means a new revision of the Licensed Software that includes corrections and modifications.

1.7 “Upgrades” means a new revision of the Licensed Software that includes enhancements.

2.	Licenses.

2.1 Test and Demonstration License. Subject to the terms and conditions contained herein, Integration Objects grants Gensym, and Gensym accepts, a non-exclusive, transferable, paid up, royalty-free, sublicensable right and license to use, test and copy the Licensed Products, for the purpose of ensuring interoperability of the Licensed Software with Gensym Products and for demonstrating the Licensed Products to potential customers.

2.2 Distribution License. Subject to the terms and conditions contained herein, Integration Objects grants Gensym, and Gensym accepts, a non-exclusive, transferable, sublicensable right and license to copy and distribute the Licensed Products.

2.3 U.S. Government Agencies. If the end user to which Gensym has distributed the Licensed Products is an agency of the United States government, Gensym shall grant such agency only “restricted rights” or “limited rights” (as defined in the applicable Federal Acquisition Regulations) to the Licensed Products.

3.	Delivery of Software; Escrow of Licensed Software.

3.1 Initial and Subsequent Releases of Licensed Software. Integration Objects has commercially released the Licensed Software and has provided Gensym with one copy of the most recent version of the Licensed Software in Object Code Form. Integration Objects shall also provide to Gensym, without charge, any Updates or Upgrades to the Licensed Software as they become available.

3.2 G2. Gensym has provided to Integration Objects the most recent commercially released version of its G2 product, in Object Code Form only, as is necessary for the sole purpose of allowing Integration Objects to develop and test the Licensed Software. Gensym hereby grants to Integration Objects a non-exclusive, non-transferable, non-sublicensable license to internally use G2 and related software in Object Code Form only, provided by Gensym to Integration Objects, solely for the purpose of allowing Integration Objects to develop and test the Licensed Software.

3.3 Escrow of Licensed Software and License Upon Release. Integration Objects shall place the Source Code Form of the latest version of the Licensed Software into escrow with Data Securities International at Gensym’s expense, and enter into an escrow agreement with such escrow agent that provides for release of the Source Code Form of the Licensed Software and any Updates and/or Upgrades thereto to Gensym if Integration Objects ceases to market or support the Licensed Software as contemplated by this Agreement and the maintenance and support provisions set forth in the attached Exhibit A hereto. Integration Objects further agrees to place into escrow the Source Code Form of any Upgrades or Updates to the Licensed Software as such Upgrades or Updates are made available for distribution to Gensym. Upon release of such escrow, Integration Objects hereby agrees that the Source Code Form of the Licensed Software shall be deemed to constitute “Licensed Software” for the purposes of this Agreement and Integration Objects hereby grants to Gensym a non-exclusive, transferable, sub-licensable right and license to use, copy, modify and prepare derivative works of the Licensed Software In Source Code Form.

4.	Payments.

4.1 License and Maintenance and Support Fees to Integration Objects. Gensym shall pay to Integration Objects forty percent (40%) of all license revenue it receives in connection with the distribution of the Licensed Software and fifty percent (50%) of all maintenance and support fees it receives for the maintenance of the Licensed Software, under the assumption that Gensym is the primary channel for support. Gensym currently plans to charge customers in the United States $8,000 per standalone copy of the Licensed Product and plans to charge customers outside the United States $9,200 per standalone copy of the Licensed Product. Gensym currently plans to charge customers in the United States $6,400 for each copy of the Licensed Product bundled with a Gensym product and plans to charge customers outside the United States $7,360 for each copy of the Licensed Product bundled with a Gensym product. In order to ensure that sufficient fees are paid to Integration Objects, Gensym shall pay minimum license fees to Integration Objects as follows: (a) $3,200 per standalone copy of the Licensed Product sold to a customer in the United States; (b) $3,680 per standalone copy of the Licensed Product sold to a customer outside the United States; (c) $2,560 for each copy of the Licensed Product bundled with a Gensym product and sold to a customer in the United States; and (d) $2,944 for each copy of the Licensed Product bundled with a Gensym product and sold to a customer outside the United States. Further, Gensym currently plans to charge customers in the United States: (i) $1,200 per year for annual maintenance relating to a standalone copy of the Licensed Product; and (ii) $960 per year for annual maintenance for each copy of the Licensed Product bundled with a Gensym product. Gensym currently plans to charge customers outside the United States: (A) $1,380 per year for annual maintenance relating to a standalone copy of the Licensed Product; and (B) $1,104 per year for annual maintenance for each copy of the Licensed Software bundled with a Gensym product. In order to ensure that sufficient fees are paid to Integration Objects, Gensym shall pay minimum annual maintenance fees to Integration Objects of $480 for customers in the United States and $522 for customers outside the United States, for each copy of the Licensed Product current on maintenance fees.

4.2 Upgrade License Fees. Upgrade license fees are part of the annual maintenance fees. Provided customers are current with their annual maintenance fees, they may upgrade from Matrikon’s OPC Client product to the Licensed Product at no extra cost.

4.3 Payment Terms. All payments due under this Agreement shall be payable net thirty (30) days after Gensym receives payment from its customer. All payments shall be made in U.S. dollars by wire transfer to the wire instructions noted in writing by Integration Objects to Gensym.

4.4 Gensym will provide Integration Objects with a monthly report on all revenue it receives for the G2 OPC-Link Bridge.

4.5 Independent Audit. Integration Objects shall have the right to have an independent auditor acceptable to both parties (which acceptance shall not be unreasonably withheld or delayed) inspect such books and records of Gensym as are necessary to verify the adequacy of payments provided by Gensym to Integration Objects, in a manner which is not unreasonably disruptive of Gensym’s normal business operations. Gensym shall make such books and records available for such inspection during normal business hours at Gensym’s principal place of business. Integration Objects further agrees to provide Gensym with reasonable advance written notice of its desire to perform such inspection. Any such audit shall be at the expense of Integration Objects, unless such audit discloses an underpayment by Gensym in excess of ten percent (10%), in which case Gensym shall reimburse Integration Objects for such expenses. If the audit discloses any underpayment by Gensym, Gensym shall promptly make such payment to Integration Objects of such underpayment.

4.6 Taxes. All payments required by this Agreement are exclusive of all federal, state, local and foreign taxes, levies and assessments. Gensym agrees to bear and be responsible for the payment of all such taxes, levies and assessments imposed upon Gensym or Integration Objects for Licensed Products used, copied, distributed or licensed by Gensym hereunder, excluding any income tax imposed.

5.	Consulting Services and Support.

5.1 Consulting Services. Integration Objects shall provide systems integration consulting services to Gensym for additional payments of between $80 and $120 per hour. The nature and duration of such consulting services shall be agreed to by the parties prior to the start of such services. Such services are subject to resource availability.

5.2 Support Services. In consideration of the maintenance and support fees specified above in Section 4.1, Integration Objects shall provide the maintenance and support services (“Support Services”) described in the attached Exhibit A. Any revisions to the Licensed Products made as a result of Support Services shall be treated for all purposes under this Agreement as Licensed Products.

5.3 Continuation of Support Services. The parties agree that the obligation of Integration Objects to provide the Support Services shall survive the expiration or earlier termination of this Agreement for any reason, for any customer to whom Gensym is contractually bound to provide maintenance and support for the Licensed Products, and for so long as Gensym is contractually bound to provide maintenance and support for the Licensed Products. For any such customers, Gensym will continue to pay to Integration Objects the maintenance and support fees specified above in Section 4.1. The parties agree that this Section 5.3 will survive the expiration or earlier termination of this Agreement for any reason.

6. Representations and Warranties. Integration Objects hereby represents and warrants that it owns, and will own, all rights, title and interest to the Licensed Products and that the sale, use, development, distribution or other actions contemplated herein relating to the Licensed Products will not infringe or misappropriate the patents, copyrights, trade secrets or other intellectual property rights of any third party. Integration Objects also warrants that the Licensed Software will operate in accordance with its specifications and Documentation, in accordance with the OPC CLIENT specifications and in accordance with the G2 bridge specifications.

7. Infringement Indemnification. Except as provided below, Integration Objects shall defend and indemnify Gensym from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of any claim that the Licensed Products infringe a valid patent or copyright or misappropriate a trade secret of a third party, provided that (i) Gensym shall have promptly provided Integration Objects written notice thereof and reasonable cooperation, information, and assistance in connection therewith; and (ii) Integration Objects shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Licensed Product become or, be likely to become the subject of an injunction preventing its use as contemplated herein, Integration Objects shall, at its option, (1) procure for Gensym and its customers the right to continue using and distributing such Licensed Product; (2) replace or modify such Licensed Product so that it becomes non-infringing, or, if (1) and (2) are not reasonably available to Integration Objects; then (3) terminate Gensym’s license to the allegedly infringing Licensed Product and refund to Gensym the amount which Gensym has paid to Integration Objects for such Licensed Product.

8. Non-Exclusivity. The parties acknowledge and agree that this Agreement is non-exclusive. Either party may procure, develop, license, distribute and market software or services the same as, or similar to, the Licensed Software and related services, and neither party makes any representation nor warranty with regard to the amount or dollar value of Licensed Software that may be licensed hereunder.

9.	Confidentiality.

9.1 Confidential Information. Gensym and Integration Objects agree and acknowledge that neither party shall provide to the other party any confidential information relating to any software, except pursuant to a separate executed written agreement between the parties. In order to further the performance of this Agreement, each party may be required to disclose to the other party certain business related confidential information (customer names, sales revenue, etc.) which will be identified as such in writing (“Confidential Information”). The terms and conditions of this Agreement shall also be regarded as Confidential Information.

9.2 Protection of Confidential Information. The receiving party agrees to protect the confidentiality of the disclosing party’s Confidential Information with at least the same degree of care that it utilizes with respect to its own similar proprietary information, including, without limitation, agreeing:

(a) Not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to any employee of the receiving party requiring access to the Confidential Information in the course of his or her employment in connection with this Agreement and who has signed an agreement obligating the employee to maintain the confidentiality of the confidential information of third parties in the receiving party’s possession;

(b) To notify the disclosing party promptly and in writing of the circumstances surrounding any suspected possession, use or knowledge of the Confidential Information or any part thereof at any location or by any person or entity other than those authorized by this Agreement; and

(c) Not to use the Confidential Information for any purpose other than as explicitly set forth herein.

9.3 Exceptions. Nothing in this Section 9 shall restrict the receiving party with respect to information or data, whether or not identical or similar to that contained in the Confidential Information, if such information or data: (a) was rightfully possessed by the receiving party before it was received from the disclosing party; (b) is independently developed by the receiving party without reference to the disclosing party’s information or data; (c) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such information or data, and without restrictions on use or disclosure; or (d) is or becomes public or available to the general public otherwise than through any act or default of the receiving party.

9.4 Injunctive Relief. Because the unauthorized use, transfer or dissemination of any Confidential Information may diminish substantially the value of such materials and may irreparably harm the disclosing party, if the receiving party breaches the provisions of this Section 9, the disclosing party shall, without limiting its other rights or remedies, be entitled to equitable relief, including but not limited to injunctive relief.

10.	Term and Termination.

10.1 This Agreement shall have a term of one (1) year after the Agreement Date, unless earlier terminated pursuant to Section 10.2, which term may be renewed upon mutual written agreement of the parties.

10.2 This Agreement may be terminated, prior to the expiration of its term:

(a) By either party in the event the other party materially breaches a provision of this Agreement and the breaching party fails to cure such breach within thirty (30) days of the receipt of notice of such breach from the non-breaching party;

(b) By either party immediately in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of the other party’s property, or if the other party files a voluntary petition under federal bankruptcy laws or similar state statutes or such a petition is filed against the other party and is not dismissed within sixty (60) days.

10.3 Effects of Termination. Upon expiration or termination of this Agreement for any reason, all rights, obligations and licenses of the parties hereunder shall cease, except as follows:

(a) Gensym’s liability for any charges, payments or expenses due to Integration Objects which accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date;

(b) Immediately after the termination or expiration of this Agreement, Gensym shall have no further rights pursuant to Section 2, except that: (i) Gensym shall have the right to distribute all copies of the Licensed Software in its inventory on the date of such termination or expiration; and (ii) Gensym shall have the right to make such copies of the Licensed Software and distribute same pursuant to this Agreement, in order to fulfill any proposal or contractual obligation outstanding at the time of expiration or termination of this Agreement, provided that Gensym complies with the terms and conditions of this Agreement related to the distribution of the Licensed Software;

(c) The termination of this Agreement or any licenses hereunder shall not affect the sublicenses granted under this Agreement by Gensym to end users, so long as such end users are not in breach of their agreements with Gensym;

(d) Integration Objects shall continue to provide Support Services for the Licensed Software pursuant to the provisions of Section 5.3 herein; and

(e) The provisions of Sections 3.3, 5.3, 6, 7, 8, 9, 10.3, 11 and 12 shall survive any termination or expiration of this Agreement according to their terms.

11.	Notices.

Any notice or communication from one party to the other shall be in writing and either personally delivered or sent via certified mail, postage prepaid and return receipt requested or by recognized overnight mail service, addressed to such party at the address specified below or such other address as either party may from time to time designate in writing to the other party.

If to Gensym:	Gensym Corporation
52 Second Avenue
Burlington, Massachusetts 01803
Attn.: Chief Financial Officer

If to Integration Objects:	Integration Objects
C/O AMEX
Immeuble Carthago
Les Berges-du Lac
2045 Tunis
Tunisia

No change of address shall be binding upon the other party hereto until written notice thereof is received by such party at the address shown herein. All notices shall be in English and shall be effective upon receipt.

12.	General Provisions.

12.1 Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

12.2 Publicity. Neither party shall originate any publicity, news release or other public announcement relating to this Agreement or the existence of an arrangement between the parties without the prior written approval of the other party, except as otherwise required by law.

12.3 Waiver. The waiver by either party of a breach or default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

12.4 No Agency; Independent Contractors. Nothing contained in this Agreement shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

12.6 Entire Agreement; Amendment. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with regard to the subject matter hereof. No waiver, consent, modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

12.7 Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

12.8 Costs, Expenses and Attorneys’ Fees. If either party commences any action or proceeding against the other party to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual costs, expenses and reasonable attorneys’ fees (including all related costs and expenses), incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

12.9 Assignment. Integration Objects shall not assign this Agreement without the prior written consent of Gensym. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, as of the latest of the dates set forth below which date shall be the Agreement Date, have caused this Agreement to be executed by their duly authorized representatives.

GENSYM CORPORATION		INTEGRATION OBJECTS

By:	/s/ Stephen Allison	By:	/s/ Moncef Badri

Print:	Stephen Allison	Print:	Moncef Badri

Title:	Chief Financial Officer	Title:	Project Manger

Date:	February 15, 2007	Date:	February 13, 2007

EXHIBIT A

MAINTENANCE AND SUPPORT

1.	Integration Objects’ Obligations

Integration Objects shall provide the following Support Services, subject to the payment of the percentage of maintenance and support fees specified in Section 4.1:

(a) Problem reporting, tracking and monitoring using Gensym’s Helplink;

(b) Reasonable telephone support for both Gensym and its customers (if necessary) for problem determination, verification and resolution on a call-back basis during Gensym’s normal business hours of 9 a.m. to 5 p.m. Eastern Standard Time (U.S.);

(c) Periodic software Updates and Upgrades developed by Integration Objects which shall be treated as Licensed Software;

(d) Diligent and prompt resolution of defects and errors in the Licensed Software and Documentation in accordance with the following schedule:

ERROR PRIORITY (1)	RESPONSE (2)	CLOSURE (3)
Emergency (A)	24 hours	7 days
Critical (B)	2 days	14 days
Non-Critical (C)	10 days	Next Update

(1) Priority:

-A- Catastrophic product or module failures that do not have a viable detour or work around available.

-B- Problems that have been substantiated as a serious inconvenience to users. This includes any priority A failure for which a viable detour or work around is available.

-C- All other problems which the user can easily avoid or detour for which there is no urgency for a resolution.

(2) Response: Response consists of providing, as appropriate, one of the following to Gensym: an existing correction; a new correction; a viable detour or work around; a request for more information to complete analysis of the problem; or a plan on how the problem will be corrected.

(3) Closure: Closure consists of providing a final correction or work around of the problem including Updates of the Licensed Software and revised or new Documentation as necessary.

(e) The maintenance and technical support described above shall be available for the current release level of the Licensed Software and the previous release level thereof.

2.	Gensym Obligations.

Gensym agrees:

(a) to provide first line support to its licensees;

(b) to maintain for the term of this Agreement, an electronic mail link-up with Integration Objects via the Internet;

(c) to provide reasonable supporting data to and aid in the identification of reported problems;

(d) to treat all periodic software Updates and Upgrades delivered under this Agreement as Licensed Software in accordance with the terms of the Agreement.

In providing first line support, Gensym will be the primary interface to the client and will endeavor to diagnose and resolve customer problems and provide satisfactory responses to questions before requesting additional support from Integration Objects.

3.	Support Distribution License for Updates and Upgrades.

3.1 Distribution License – Updates. Subject to the terms and conditions contained herein, Integration Objects grants Gensym, and Gensym accepts, a non-exclusive, transferable right and license to copy and distribute Updates of the Licensed Software in Object Code Form only, to existing sublicensees to replace previously licensed versions of the Licensed Software with no additional fee due to Integration Objects, providing that maintenance and support fees have already been paid to Integration Objects.

3.2 Distribution License – Upgrades. Subject to the terms and conditions contained herein, Integration Objects grants Gensym, and Gensym accepts, a non-exclusive, transferable right and license to copy and distribute Upgrades of the Licensed Software in Object Code Form only, to existing sublicensees to replace previously licensed versions of the Licensed Software.